Exhibit 99

MEREDITH CORP. FISCAL 2019 SECOND QUARTER INVESTOR
CONFERENCE CALL

Mike Lovell:

Good morning and thanks everyone for joining us. Our call today will begin with comments from President and Chief Executive Officer Tom Harty, followed by Chief Financial Officer Joe Ceryanec. Then we’ll turn the call over to your questions. Also on the line with us today are National Media Group President Jon Werther and Local Media Group President Patrick McCreery.

An archive of the call will be available on our website later this afternoon. Remarks this morning will include forward-looking statements, and actual results may differ from our forecasts. Some of the reasons are described at the end of our news release that was issued earlier this morning, and in some of our SEC filings.

Certain financial measures that we are discussing on this call are expressed on a non-GAAP basis and have been adjusted to exclude the impact of special items. Reconciliations of these non-GAAP measures are included in our earnings release, which is available in the investor relations section of our website. With that, Tom will begin.

Tom (Introduction):

Thank you very much, Mike, and good morning everyone. I hope you have had the opportunity to see our news release that was issued earlier this morning.

I’ll begin with a quick review of our fiscal 2019 first half accomplishments and early second half revenue outlook.

Then I’ll update you on the integration of Time Inc. and the strategies that we are pursuing to maximize our new and exciting National Media portfolio.

CFO Joe Ceryanec will then:

•	Provide detail on our very robust Local Media Group operations.

•	Discuss our fiscal 2019 second quarter and first half results; and

•	Provide a financial outlook for both our third quarter and full year ending June 30, 2019.

Before I begin, I want to acknowledge the many contributions made by Steve Lacy on behalf of Meredith Corporation during his 21 years of service. As many of you know, Steve will retire as Executive Chairman on March 31, but continue to serve as chairman of the board. Steve was a great steward of our shareholders’ investment, doubling revenue and tripling profit during his tenure at Meredith. On behalf of all of us, I want to say thank you.

On a lighter note, Steve participated in 84 of these quarterly conference calls. I am sure he appreciates someone else doing it for a change.

As we turn the corner into early calendar 2019, we are particularly excited about calendar 2019 advertising trends, where we see significant improvement in both our National and Local media groups.

In our National Media Group, we see total comparable advertising revenue pacing down in the mid-single digits. This is a significant improvement compared to what we experienced in calendar 2018 as we worked to integrate the Time Inc. titles. It’s also in-line with Meredith’s historical and expected long-term performance.

In our Local Media Group, non-political advertising revenue is pacing up in the mid-single digits, driven by the Professional Services, Media, and Furnishings categories. These categories represent more than 30 percent of non-political advertising revenues and are all up in the double digits, offsetting declines in Automotive that are driven by lower spending from manufacturers.

Turning to our performance in the first half of fiscal 2019, we were pleased to deliver stronger-than-expected revenue, profit and related margin performance. Of note:

•	National Media Group margins significantly improved, reflecting our enhanced brand portfolio and ongoing work to drive efficiencies.

•	Local Media Group margins improved as well, reflecting the record $102 million of political advertising revenues we generated.

•	Additionally, we generated $638 million of consumer related revenue, accounting for 40 percent of Meredith’s total revenues. This revenue is contractual in nature, highly stable and recurring.

We also negotiated several key agreements to position Meredith for future growth and as a result have strengthened our balance sheet. Of note:

•	Our Local Media Group entered into multi-year agreements with Comcast and Cox Communications to continue carrying our broadcasts in the markets we share.

•	At the same time, we renewed all five of our FOX affiliations, securing carriage in these markets into fiscal year 2023. We are pleased with the terms and conditions of all of these agreements.

•	We renewed our robust brand licensing program at Walmart through our fiscal year 2021.

•	We closed on the sale of the TIME and FORTUNE media brands for a combined $340 million in cash.

•	We used those proceeds, along with cash generated from operations, to repay $700 million of our debt. We are well on our way to delivering our $1 billion debt reduction goal this year.

Finally, we continued to grow the amount of cash returned to our shareholders by raising the regular dividend by 5.5 percent to $2.30 on an annualized basis. We now have paid dividends for 72 consecutive years, and raised them for 26-straight years. Importantly, since launching our Total Shareholder Return strategy in 2011, we’ve more than doubled our dividend and delivered a 15 percent average annual return for our shareholders.

Now let’s turn to a review of our group operating performance, beginning with our National Media Group.

Fiscal 2019 second quarter National Media Group operating profit was $45 million. Excluding special items, operating profit was $69 million and adjusted EBITDA grew to $131 million. Revenues rose by nearly 140 percent to $591 million. These results exclude discontinued operations.

Fiscal 2019 first half National Media Group operating profit was $63 million. Excluding special items, operating profit was $100 million and adjusted EBITDA grew to $218 million. Revenues rose by more than 130 percent to $1.1 billion.

It was just over one year ago when we closed on the acquisition of Time Inc. Since then, we’ve made significant progress on the five key strategic initiatives that we put in place to integrate and maximize our new portfolio:

To start, we said we would improve the advertising performance of the acquired Time Inc. properties to Meredith’s historical levels over time. To accomplish this, we executed three key initiatives.

First, we reorganized the way these brands went to market and implemented Meredith’s sales and operating strategies, standards, and disciplines across the portfolio.

Second, we invested in sales and marketing resources and activities.

Third, we aggressively marketed the new portfolio, resulting in increased access to new advertising and marketing budgets, even though most clients had already allocated the bulk of their calendar 2018 advertising budgets.

As calendar 2018 progressed, we kept at it, securing victories large and small along the way. These moves earned our brands several agency preferred partnerships, and access to calendar 2019 advertising campaigns.

As a result, as we look into early calendar 2019 advertising performance, we see comparable print advertising revenue performance down in the mid-single digits. This is true of brands in both the legacy Meredith and legacy Time Inc. portfolios.

Next, we said we would raise the profit margins of the acquired Time Inc. digital properties to Meredith’s high levels.

I’m pleased to say that we are accomplishing our goal in a challenging digital advertising environment. Our new digital platform combines premium content from the most trusted brands in media and deep engagement with our audience of 140 million unique visitors per month with rich insights that help our advertising partners drive a strong return on their investment.

We are well-positioned to benefit from fast-growing advertising platforms including native, video, shopper marketing, programmatic and social. Our digital activities today operate at margins similar to the National Media Group as a whole, and we expect revenue and margin growth in fiscal 2019 compared to the prior year.
Third, we committed to growing our high-margin consumer related revenue by leveraging our expanded brand portfolio. We are executing this plan on a number of fronts. For example:

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We are cross-promoting titles to increase revenue and lower subscription acquisition costs; leveraging affinity marketer Synapse, including expanding beyond traditional magazine subscriptions; and growing our brand licensing business, which is ranked as the world’s second-largest. This includes having recently renewed our industry leading licensing agreement for the Better Homes & Gardens line of products with Walmart.

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We are also seeing enhanced digital-first opportunities including e-commerce and affiliate content marketing, where we generate revenues from lead generation and paid products such as membership programs built around our brands.

•	As a result, during the second quarter of fiscal 2019, consumer related revenue accounted for 44 percent of total National Media Group revenue.

Fourth, we announced a comprehensive review of our media portfolio and began a process to divest brands and businesses not core to our business. Since then we’ve realized proceeds of $340 million through the sales of the TIME and Fortune media brands, and we’ve used the proceeds for the debt reduction I mentioned earlier. Let me add that these were very attractive prices.

We anticipate agreements to sell the Sports Illustrated and MONEY brands, along with our 60 percent equity investment in Viant, to be finalized in fiscal 2019.

Finally, we’ve identified at least $550 million of annual cost synergies we expect to realize by the end of our first two years of combined operations, and we began the work to harvest those savings. For example:

•	During calendar 2018 we put in place and executed against most aspects of the integration. For example, we fully integrated our HR, finance, legal and IT functions.

•	From an operations standpoint, we transitioned all advertising production, magazine subscription and consumer marketing functions to Meredith’s footprint.

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We expect approximately half of the identified savings to come from already announced reductions in headcount, with the remainder of the savings coming from vendor contracts, real estate, and other non-headcount-related activities.

With that review of our National Media Group performance, I’ll turn it over to CFO Joe Ceryanec to update our Local Media Group performance; summarize our fiscal 2019 second quarter and first half results; and update our financial outlook.

Joe Ceryanec:

Thanks Tom and good morning everybody.

Fiscal 2019 second quarter Local Media Group operating profit was $107 million, adjusted EBITDA was $116 million and revenues grew to $262 million. All of these metrics were records for a fiscal second quarter.

Fiscal 2019 first half Local Media Group operating profit was $174 million, adjusted EBITDA was $194 million and revenues grew to $477 million, also all records.

Our second quarter performance was led by political advertising revenues of $66 million. That was 65 percent higher than what we delivered during the last political cycle in the second quarter of our fiscal 2017. Political spending was particularly robust in the Phoenix, Las Vegas, St. Louis and Kansas City markets, primarily due to very competitive races at the federal, state and local levels. Non-political ad revenues grew 16 percent to $120 million, including the addition of MNI Targeted Media, which delivered revenue growth of 18 percent.

We’re excited about the opportunity that MNI brings to our Local Media Group. MNI was a subsidiary within Time Inc., and is a media planning and buying company with 50 years of experience in targeted marketing at the local, regional and national levels. We are in the process of expanding its scale and improving its margins.

Consumer related revenues in our Local Media Group increased 18 percent to $74 million, due to growth in fees from cable and satellite television operators. These increases were partially offset by higher payments to affiliated networks.

Our consumer connection remains very strong. The number of pay TV subscribers across our markets grew in the second quarter of 2018 compared to the year-ago period, driven by growth in OTT subscribers.

Additionally, our stations delivered strong performance during the November rating period, with stations in 8 of our 12 markets ranking No. 1 or No. 2 in morning or late news.

As Tom mentioned, we renewed retransmission agreements with Comcast and Cox—representing 35 percent of our subscriber base—and extended our FOX affiliation agreements into fiscal 2023. We expect to renew another 60 percent of our MVPD contracts in fiscal 2020, while our CBS and NBC affiliation agreements are in place until mid calendar 2020. As a result, we expect to see an increase in net retransmission profit contribution through fiscal 2020.

With that review of our Local Media Group performance, I’ll summarize our fiscal 2019 second quarter financial performance:

•	Total Company revenues from continuing operations more than doubled to $854 million; total advertising revenues doubled to $489 million; and consumer related revenues also doubled to $337 million.

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Earnings from continuing operations, including special items in both periods, were $87 million, compared to $159 million last year. As you may recall, the prior year reflected a benefit of $133 million from tax reform. We recorded $5 million of net special items after tax in the second quarter of fiscal 2019, and earnings per share from continuing operations were $1.43.

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Excluding special items in both periods, earnings from continuing operations increased to $92 million in the second quarter of fiscal 2019, compared to $52 million in the prior year. Earnings per share increased to $1.53 compared to $1.14.

•	Adjusted EBITDA more than doubled to $231 million compared to $85 million and adjusted earnings per share increased to $2.55 compared to $1.34.

As detailed in our press release issued this morning, we have repaid a total of $700 million of our debt since closing on the Time Inc. acquisition. This includes $573 million of our Term Loan B and $127 million of our bonds. This brings us to 70 percent of the way toward our goal of paying down $1 billion of debt during our current fiscal year. Our net debt stood at $2.4 billion at January 31, 2019.

And finally, just last week we raised Meredith’s regular dividend by 5.5 percent to $2.30 on an annualized basis. This marks our 26th straight year of dividend increases for Meredith, and the

Company has paid an annual dividend for 72 consecutive years. We are proud to be a Dividend Aristocrat. Since launching our Total Shareholder Return strategy in October 2011, we have increased our dividend more than 125 percent, and delivered an average annual return of 15 percent.

Now turning to our outlook, for the full-year fiscal 2019 we expect that:

•	Total Company revenues will range from $3.0 billion to $3.2 billion, which is unchanged from our original guidance communicated on August 10, 2018.

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Earnings from continuing operations to range from $187 million to $207 million, and from $2.40 to $2.82 on a per share basis. This includes a net after-tax charge for first half special items of $18 million. Our actual results for the full fiscal year may include additional special items that have not yet occurred and are difficult to predict with reasonable certainty.

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Excluding special items, we continue to expect earnings from continuing operations to range from $205 million to $225 million, or $2.78 to $3.20 on a per share basis. This is also unchanged from our original guidance we communicated in August.

•	Finally, we expect adjusted EBITDA to range from $720 million to $750 million, which is again, unchanged from our original guidance, and adjusted earnings per share to range from $6.89 to $7.31.

Now looking at the third quarter of fiscal 2019, we expect:

•	Total Company revenues will range from $715 million to $735 million.

•	That includes National Media Group revenues to range from $530 million to $540 million.

•	Local Media Group revenues to range from $185 million to $195 million.

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Earnings from continuing operations to range from $29 million to $36 million, and from $0.21 to $0.36 on a per share basis. Again, these ranges do not include special items. Actual results may include special items that have not yet occurred and, again, are difficult to predict.

•	Finally, we expect adjusted EBITDA to range from $145 million to $155 million, and adjusted earnings per share to range from $1.25 to $1.41.

Now, I’ll turn it back to Tom to conclude our comments and to lead the Q & A.

Tom (Conclusion):

Tom: Thank you very much Joe.

Let me close our formal comments this morning with what we continue to believe is a compelling investment thesis for the new Meredith Corporation.

The diverse set of businesses and brands that we now own and operate produce consistently strong cash flows driven by:

•	Trusted national brands with an unrivaled reach to American women, particularly Millennials;

•	An attractive group of television stations in large and fast-growing markets;

•	A highly profitable and growing digital business now of meaningful scale;

•	High-margin consumer revenue activities that are based on both our strong National and Local brands; and

•	A strong and proven management team with a very successful record of integrating acquisitions, a history of generating strong cash flow, and growing shareholder value over time.

Without a doubt, calendar 2018 will go down as a transformational — and perhaps the busiest —year in the history of Meredith Corporation. I couldn’t be prouder of the effort turned in by our operating groups and our corporate functions. I know I speak for our Board, Steve and our senior management team in thanking and congratulating everyone for the long hours and hard work.

While there is still more to be accomplished, we are very proud to be delivering on our plan. This includes the stronger trends we’re seeing in advertising performance in both our National and Local media groups, along with the progress we’re making toward our debt reduction goals.

Now, we’d be happy to answer any questions you might have this morning.